EXHIBIT 10

SECOND ADDENDUM TO
AMENDED AND RESTATED LOAN AGREEMENT

     This SECOND ADDENDUM TO AMENDED AND RESTATED LOAN AGREEMENT (hereinafter referred to as the “Second Addendum") is effective as of March 25th, 2003, by and among PANHANDLE ROYALTY COMPANY, an Oklahoma corporation (hereinafter referred to as “Panhandle"), WOOD OIL COMPANY, an Oklahoma corporation (hereinafter referred to as “Wood Oil"), and the surviving constituent corporation resulting from a merger with PHC, INC. (the “Merger Sub") (Panhandle and Wood Oil are hereinafter individually referred to as “Borrower” and collectively referred to as the “Borrowers") and BANCFIRST, an Oklahoma banking corporation (hereinafter referred to as “Bank");

WITNESSETH:

     In consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

     A. Recitations. On December 29, 1999 Panhandle and the Bank executed that certain Loan Agreement (the “Loan Agreement") providing for, among other things, that certain revolving loan commitment in an amount not to exceed the lesser of (i) a borrowing base, or (ii) the sum of $5,000,000. Pursuant to such Loan Agreement, Panhandle made, executed and delivered to Bank its December 29, 1999 Adjustable Rate Promissory Note (the “Note") in the stated principal sum of $5,000,000 and maturing December 31, 2002.

     On August 9, 2001, Panhandle, Merger Sub and Wood Oil executed that certain Agreement and Plan of Merger wherein the Merger Sub, a wholly owned subsidiary of Panhandle, would enter into a merger transaction with Wood Oil and Wood Oil will become the surviving constituent corporation resulting from such corporate merger. The Agreement and Plan of Merger provided that, as a consequence of the merger transaction, Wood Oil would be a wholly owned subsidiary of Panhandle.

     Panhandle, Merger Sub and Wood Oil then jointly and severally requested the Bank amend and restate the Loan Agreement to, among other things, provide the Borrowers (a) a $20,000,000 secured term loan with a maturity date of September 30, 2006, and (b) a $5,000,000 secured revolving credit facility which is intended to replace Panhandle’s Note and contain a maturity date of December 31, 2003 (the “First Amended Note"). Bank granted Borrowers’ joint and several requests for credit on the terms and conditions contained in an Amended and Restated Loan Agreement dated October 1, 2001 (the “Amended and Restated Loan Agreement"). As a result of the foregoing, the Merger Sub no longer is an existing corporate entity.

     The Borrowers subsequently requested that the Bank agree to a modification of the Maturity Date of the First Amended Note from December 31, 2003 to January 31, 2005.

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Thus the Borrowers and the Bank entered into that certain Addendum to Amended and Restated Loan Agreement effective December 31, 2002 (the “Addendum”) and that certain Second Amended and Restated Revolving Promissory Note also effective on December 31, 2002 (the “Second Amended Note").

     The Borrowers have further requested that the Bank agree to a modification of the Amended and Restated Loan Agreement, as modified, upon the terms and conditions set out in this Second Addendum. The modifications agreed to will also require modification of the Term Promissory Note (the “Amended and Restated Term Promissory Note") and the Second Amended Note (the “Third Amended and Restated Revolving Promissory Note"). This Second Addendum is thus intended to amend certain sections of the Amended and Restated Loan Agreement, as modified. In addition, the Term Promissory Note and the Second Amended Note are intended to be amended and restated as contemplated by the Amended and Restated Term Promissory Note and the Third Amended and Restated Revolving Promissory Note, respectively.

     As a condition precedent to Bank’s agreement to the modifications herein, the Bank has required that the Borrowers reaffirm their obligations under the Amended and Restated Loan Agreement, as modified, the Term Promissory Note, the First Amended Note, the Second Amended Note and this Second Addendum.

     The foregoing recitals are confirmed by the parties as true, accurate and correct and are incorporated herein by reference. The recitals are a substantive, contractual part of this Second Addendum.

     B. Modification of Loan Agreement. The following paragraphs and sections of the Amended and Restated Loan Agreement shall be modified by replacing them with the paragraphs and sections of the same number appearing below and any new paragraph or section numbers (“[New]”) shall be added to the Amended and Restated Loan Agreement:

     1. Definitions.

       (b) Borrowing Base — The value assigned by the Bank from time to time to the Oil and Gas Properties. Until the next determination of the Borrowing Base pursuant to Section 5 hereof, the aggregate Borrowing Base shall be $22,500,000.

       [NEW] (j)(a) LIBOR Rates- “One Month LIBOR Rate” means the rate per annum quoted and published in the Money Rates section of the Southwest edition of the Wall Street Journal as the “One Month LIBOR Rate” of interest, on the business day immediately prior to any adjustment of any interest rate hereunder, such rate of interest being that for deposits on the London interbank market as determined by Bank on the basis of the rate for U.S. Dollar LIBOR (the LIBOR column) for a period of one month. “Three Month LIBOR Rate” means the rate per annum quoted and published in the Money Rates section of the Southwest edition of the Wall Street Journal as the “Three Month LIBOR Rate” of interest, on the

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business day immediately prior to any adjustment of any interest rate hereunder, such rate of interest being that for deposits on the London interbank market as determined by Bank on the basis of the rate for U.S. Dollar LIBOR (the LIBOR column) for a period of three months. “Six Month LIBOR Rate” means the rate per annum quoted and published in the Money Rates section of the Southwest edition of the Wall Street Journal as the “Six Month LIBOR Rate” of interest, on the business day immediately prior to any adjustment of any interest rate hereunder, such rate of interest being that for deposits on the London interbank market as determined by Bank on the basis of the rate for U.S. Dollar LIBOR (the LIBOR column) for a period of six months. If any such rates do not appear in the Money Rates section of the Southwest edition of the Wall Street Journal, Bank will call and obtain the offered rates for deposits in U.S. Dollars for an equivalent period of time from three (3) leading banks in New York City which are open and engaged in transactions dealing in foreign currency and exchange and Eurodollar deposits in the international Eurocurrency market and average the rates to determine an appropriate rate rounded to the nearest hundredth.

       (n) Notes — Both the $10,000,000 secured term adjustable rate promissory note, as amended and restated (the “Term Note”) and the $15,000,000 secured revolving credit adjustable rate promissory note, as amended and restated (the “Revolving Note”) described in Section 3 hereof. Either the Term Note or the Revolving Note described in Section 3 hereof may be hereinafter as a “Note” or collectively, the “Notes”.

       (s) Revolving Loan Amount — $15,000,000.

       (u) Revolving Maturity Date — April 1, 2005.

       (x) Term Loan Amount — $10,000,000.

       (z) Term Maturity Date — April 1, 2008.

     2. Commitment of the Bank; Terms of Loan Commitment.

       (b) Reduction of Revolving Loan Commitment. Subject to the provisions of Section 4 herein, Borrowers may at any time, or from time to time, upon not less than three (3) Business Days prior written notice to Bank, reduce or terminate the Revolving Loan Commitment; provided, however, that each reduction in the Revolving Loan Commitment must be in the amount of $250,000 or if more, in increments of $100,000. Borrowers shall be under a continuing obligation to reduce, from time to time, the Revolving Note by a prepayment of the Revolving Note in an amount by which the principal balance of the Revolving Note plus the principal balance of the Term Note exceeds the Borrowing Base.

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       (d) Reduction of Term Loan Commitment. This paragraph is deleted.

       (e) Participating Bank. The Bank’s commitment to lend is contingent upon and subject to: (a) the execution of a loan participation agreement, and amendments thereto that are acceptable or required by the Bank, with respect to the Term Note, with terms and conditions acceptable to the Bank, by Americrest Bank, an Oklahoma banking corporation, in an amount not less than $5,000,000; and (b) the funding of such participation agreement.

     3. Notes Evidencing Loans.

       (a) Form of Revolving Note — The Revolving Loan shall be evidenced by a Revolving Note (including the Amended and Restated Revolving Promissory Note, the Second Amended and Restated Revolving Promissory Note and the Third Amended and Restated Revolving Promissory Note executed contemporaneously herewith by the Borrower) in the face amount of $15,000,000, and shall be in the form of Exhibit “A-1,” annexed hereto. Notwithstanding the principal amount of the Revolving Note, as stated on the face thereof, the actual principal amount due from Borrowers jointly and severally on account of the Revolving Note, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Bank in collected funds with respect thereto. Although the Revolving Note shall be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Revolving Note may be higher, the Revolving Note shall be enforceable, with respect to Borrowers’ joint and several obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the such loans.

       (b) Form of Term Note — The Term Loan shall be evidenced by a Term Note (including the Amended and Restated Term Promissory Note executed contemporaneously herewith by the Borrower) in the face amount of $10,000,000, and shall be in the form of Exhibit “A-2,” annexed hereto.

       (f) Payment of Term Note Principal — Principal in respect of the Term Note, as modified by the Amended and Restated Term Promissory Note, shall be repayable in fifty-nine (59) consecutive monthly installment payments of $166,667.00 commencing on the first Business Day of each calendar month, beginning May 1, 2003, and the remaining unpaid principal balance, if any, shall be repaid in full at the Term Maturity Date.

     4. Interest Rates.

       (a) Basic Rate. The interest rate applicable to each Note shall be as follows (the “Basic Rate”):

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         (i) Term Note. The unpaid principal balance of the Amended and Restated Term Promissory Note shall bear interest at a fixed rate of Four and 56/100ths Percent (4.56%) per annum.

         (ii) Revolving Note. Unless the Borrower elects one of the LIBOR Rates as set forth below, the unpaid principal balance of the Third Amended and Restated Revolving Promissory Note will bear interest at the fluctuating rate per annum from day to day equal to the Prime Rate minus 3/4 of one percent.

(A)	LIBOR Rates. Subject to the terms and conditions set forth herein, the Borrower may elect one of the following optional rates to be applicable to a particular dollar increment of amounts outstanding, or to be disbursed, under the Third Amended and Restated Revolving Promissory Note: (1) the One Month LIBOR Rate plus One and 80/100ths percent (1.8%); (2) the Three Month LIBOR Rate plus One and 80/100ths percent (1.8%); or (3) the Six Month LIBOR Rate plus One and 80/100ths percent (1.8%). Any principal amount bearing interest at an optional LIBOR rate is referred to as a “Portion.”

(B)	LIBOR Rate Terms. Each optional interest rate is a rate per year. Interest will be paid as set forth in this Second Addendum. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under the Notes or any other Loan Documents, Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. No interest period may extend beyond the maturity date of the Third Amended and Restated Revolving Promissory Note Note. At the end of any applicable interest period, the interest rate will revert to the Prime Rate minus 3/4 of one percent, unless Borrower has designated another optional interest rate for the Portion.

(C)	Portion Amounts. A Portion will be for an amount not less than One Million Dollars ($1,000,000) and may only be elected in increments of One Hundred Thousand Dollars ($100,000).

(D)	Prepayment. Borrowers will have the right to borrow, repay and reborrow on the Third Amended and Restated Revolving Promissory Note, subject to the Borrowing Base and other restrictions herein, at any time without premium or penalty; provided, however, no Portion of principal under the Third Amended and Restated Revolving Promissory Note accruing interest at an elected LIBOR Rate (“LIBOR Rate Principal”)

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may be prepaid except on the last day of the interest period applicable thereto, unless (i) the prior written consent of Bank is obtained which consent, if given, shall provide, without limitation, the manner and order in which the prepayment is to be applied to the indebtedness evidenced by the Third Amended and Restated Revolving Promissory Note, and (ii) Borrowers pay to Bank the Consequential Loss (as defined below) as a result thereof. Consequential Loss shall mean any loss, cost, expense, penalty, claim or liability, including any loss incurred in obtaining, prepaying, liquidating or employing deposits or other funds from third parties and any loss of revenue, profit or yield, as determined by Bank in its judgment reasonably exercised incurred by Bank with respect to any LIBOR Rate, including any LIBOR Rate Principal, as a result of: (a) the failure of Borrowers to make payments on the date specified under the Third Amended and Restated Revolving Promissory Note or in any notice from Borrowers to Bank; (b) the failure of Borrowers to borrow, continue or convert into LIBOR Rate Principal on the date or in the amount specified in a notice given by Borrowers to Bank pursuant to the Third Amended and Restated Revolving Promissory Note or this Agreement; (c) the early termination of any applicable interest period for any reason; or (d) the payment or prepayment of any amount on a date other than the date such amount is required or permitted to be paid or prepaid, whether voluntarily or by reason of acceleration, including, but not limited to, any event giving Bank the right to accelerate the maturity of the Third Amended and Restated Revolving Promissory Note. The foregoing notwithstanding, the amount of the Consequential Loss shall never be less than zero or greater than is permitted by applicable law. If any Consequential Loss will be due, Bank shall deliver to Borrowers a notice as to the amount of the Consequential Loss, which notice shall be conclusive in the absence of manifest error. Bank shall have no obligation to purchase, sell and/or match funds in connection with the funding or maintaining of the Notes or any portion thereof. The obligations of Borrowers under this Paragraph shall survive any termination of the Loan Documents and payment of the Notes and shall not be waived by any delay by Bank in seeking such compensation.

       (b) Default Rate. After maturity (whether by acceleration or otherwise), the principal balance of the Notes shall bear interest at a rate of two percent (2%) higher than the Basic Rate but in no event more than 18% per year.

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     5. Borrowing Base.

       (a) Initial Borrowing Base. From the Effective Date of the Second Addendum to Amended and Restated Loan Agreement to the first Determination Date (as hereinafter defined), the Borrowing Base shall be $22,500,000.

       (b) Subsequent Determinations of Borrowing Base. Subsequent determinations of the Borrowing Base shall be made by the Bank at least semi-annually on the dates set forth herein below and the Bank may make additional redeterminations at any time it appears to the Bank, in the exercise of its discretion, that there has been a material change in the value of the Oil and Gas Properties (“Unscheduled Redeterminations"). Effective as of September 30 of each year, Borrowers shall furnish to the Bank on or prior to December 1 each year, and if the Bank so requests, within sixty days after April 1 of each year and at such other times as Bank shall request for an Unscheduled Redetermination, all information, reports and data which the Bank has then requested concerning the Oil and Gas Properties, said information to include, but not be limited to, (i) revenue and lifting costs summary report for all Oil and Gas Properties, (ii) as of September 30 and March 31, respectively, of each such year, an engineering report in form and substance satisfactory to Bank prepared by an independent petroleum engineer as is acceptable to Bank, covering the Oil and Gas Properties, (iii) the most recently available production curves and tabular production updates, including economic projections on any new production from acquired or drilled acreage, and (iv) such other information concerning the value of the Oil and Gas Properties as Bank may reasonably deem necessary. Bank shall by written notice to Borrowers, no later than sixty (60) days after receipt of such information set forth above, designate the new Borrowing Base available to Borrowers hereunder during the period beginning on each December 31 and June 30 (herein called the “Determination Date") and continuing until but not including the next date as of which the Borrowing Base is redetermined. Notwithstanding the foregoing, the next such Determination Date will be January 1, 2004. If an Unscheduled Redetermination is made by the Bank, the Bank shall notify Borrowers within a reasonable time after receipt of all requested information of the new Borrowing Base, if any, and such new Borrowing Base shall continue until redetermined pursuant to the provisions hereof. If Borrowers do not furnish all such information, reports and data by the date specified in the first sentence of this Section 5(b), unless such failure is of no fault of Borrowers, the Bank may nonetheless designate the Borrowing Base at any amount which the Bank determines in its reasonable discretion and may redesignate the Borrowing Base from time to time thereafter until the Bank receives all such information, reports and data, whereupon the Bank shall designate a new Borrowing Base as described above. The Bank shall determine the amount of the Borrowing Base based upon the value assigned by the Borrower in the ordinary course of its business to the Oil and Gas Properties at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of Borrowers and its affiliates) as the Bank customarily considers in evaluating similar oil and gas credits. It is expressly understood that the Bank has no

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obligation to designate the Borrowing Base at any particular amount, except in the exercise of its good faith discretion, whether in relation to the Revolving Loan Commitment made herein or otherwise, and that the Bank’s commitment to advance funds hereunder is determined by reference to the Borrowing Base from time to time in effect.

6. Commitment Fees. In consideration of the Term Loan Commitment, Borrowers shall pay to the Bank, upon execution hereof and as a condition to any Advances being requested hereunder, a Term Loan Commitment Fee (hereinafter referred to as the “Term Loan Commitment Fee") equal to Twelve Thousand Five Hundred and No/100s Dollars ($12,500.00). Bank acknowledges that the Term Loan Commitment Fee was paid in conjunction with the original Loan Agreement and that no further Term Loan Commitment Fee is owed with respect to the Second Addendum.

In consideration of the Revolving Loan Commitment, Borrowers shall pay, jointly and severally, to the Bank a Revolving Loan Commitment Fee (hereinafter referred to as the “Revolving Loan Commitment Fee") equivalent to 1/4 of 1% per annum on the average daily amount of the unadvanced amount of the Revolving Note. The Commitment Fee shall commence to accrue on the Effective Date and shall be payable quarterly in arrears hereafter on the first Business Day of each calendar quarter commencing April 1, 2003, with the final fee payment due at the Revolving Maturity Date for any period then ending for which the Revolving Loan Commitment Fee shall not have been theretofore paid. In the event the Commitment terminates on any date prior to the end of any calendar quarter as a result of either (i) Borrowers terminating the Revolving Loan Commitment or (ii) Borrowers’ default hereunder followed by the termination of the Revolving Loan Commitment by the Bank as a result of such default, Borrowers, jointly and severally, will pay to Bank, on the date of such termination, the total Revolving Loan Commitment Fee due for the quarter in which such termination occurs. Bank shall invoice Borrowers for the Revolving Loan Commitment Fee provided that the failure to do so shall not relieve the Borrowers of their obligation to pay the same in the time and manner set forth hereinabove after receipt of each such invoice.

7. Prepayments.

       (a) Voluntary Prepayments. Subject Section 4 and the provisions of this Paragraph (a), the Borrowers may at any time and from time to time, without penalty or premium, prepay the Notes in whole or in part. With respect to prepayments on the Term Note, however, the following shall apply: All prepayments of principal shall be applied in the inverse order of maturity, or in such other order as Bank shall determine in its sole discretion. If there is a prepayment of any such principal on the Term Note, whether by consent of Bank, or because of acceleration or otherwise, the prepayment shall be accompanied by the amount of accrued interest

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on the amount prepaid, and the “Consequential Loss”. For purposes of this paragraph, Consequential Loss shall mean an amount sufficient to compensate Bank for any loss, cost or expense incurred by it as a result of the prepayment, and any loss of revenue, profit or yield, as determined by Bank based upon, to the extent practical, the difference between the Basic Rate applicable to the Term Note and the applicable yield existing from time to time in the published 1, 2, 3, and 5 year Treasury Constant Maturity Rate (monthly average) as published by the Federal Reserve Bank of St. Louis (Economic Research) taking into account the time remaining from the date of prepayment until the Term Maturity Date and the required principal payments to be made on the Term Note, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the credit or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Bank in connection with the foregoing. For purposes of this paragraph, Bank shall be deemed to have funded the credit by a matching deposit or other borrowing in the applicable interbank market, whether or not the credit was in fact so funded. The foregoing notwithstanding, the amount of the Consequential Loss shall never be less than zero or greater than is permitted by applicable law. If any Consequential Loss will be due, Bank shall deliver to Borrowers a notice as to the amount of the Consequential Loss, which notice shall be conclusive in the absence of manifest error. The obligations of Borrowers under this Paragraph (a) shall survive any termination of the Loan Documents and payment of the Notes and shall not be waived by any delay by Bank in seeking such compensation.

       (b) Mandatory Prepayment. In the event the aggregate principal amount outstanding in respect of the Notes ever exceeds the Borrowing Base as determined by Bank pursuant to Section 5 hereof, Borrowers shall, within thirty (30) days after notification from the Bank, prepay, without premium or penalty, the principal amount of the Notes in an amount at least equal to such excess. Any such mandatory prepayment shall be applied first to any unpaid and outstanding balance on the Revolving Loan, and second to any unpaid and outstanding balance on the Term Loan.

10. Affirmative Covenants.

       (q) Collateral. Payment of the Notes and all other obligations evidenced by the Loan Documents, and the performance by the Borrowers under the Loan Documents, shall be secured by one or more Security Instruments, all in form and substance acceptable to the Bank, by which the Borrowers convey, mortgage and grant a Lien to the Bank upon the Oil and Gas Properties; Accounts; As-extracted collateral; Chattel Paper; Deposit Accounts; Documents; Equipment; General Intangibles including Payment Intangibles; Instruments, including Promissory Notes; Inventory; Investment Property; Letter of Credit Rights; and Supporting Obligations that are pledged to, or encumbered in favor of, the Bank as of the effective date of the Second Addendum to Amended and Restated Loan Agreement (the

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“Collateral”). The Bank may require, and Borrowers agree to execute and deliver for recordation, such other and further Security Instruments to confirm and further secure the interest of the Bank in the Collateral pledged to, or encumbered in favor of, the Bank as of the effective date of the Second Addendum to Amended and Restated Loan Agreement.

     C. Participating Bank. The Bank’s obligations under this Second Addendum are contingent upon and subject to the execution of an amended and restated loan participation agreement with respect to the Term Note, with terms and conditions acceptable to the Bank, by Americrest Bank, an Oklahoma banking corporation, which shall and amend and restate that certain Participation Agreement entered into on or about October 1, 2001 by the same parties.

     D. Bank’s Counsel Fees. The Bank will pay the attorney fees incurred by the Bank for its own counsel in connection with the preparation and completion of this Second Addendum to Amended and Restated Loan Agreement, and related documents.

     E. Representation and Warranty. Borrowers hereby represent and warrant that there have been no material adverse changes in the financial condition of each of the Borrowers since the December 31, 2002 consolidated financial statement submitted to the Bank.

     F. Corporate Authority. The execution, delivery and performance of this Second Addendum, the Amended and Restated Term Promissory Note and the Third Amended and Restated Revolving Promissory Note by Borrowers is within the requisite corporate, partnership or limited liability company power, as the case may be, of each Borrower, and has been duly authorized, is not in contravention of the terms of any Borrower’s organizational or governmental documents.

     G. Binding Effect. This Second Addendum, the Amended and Restated Term Promissory Note and the Third Amended and Restated Revolving Promissory Note, when duly executed and delivered, will constitute legal, valid, and binding obligations of Borrowers, fully enforceable in accordance with their respective terms, except as may be limited by bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws affecting the rights of creditors generally and the availability of specific performance or other equitable remedies.

     H. Conflicting Agreements/Default. Except for any default that may have been waived in writing by the Bank, Borrowers do not know of a default in the performance of any obligation, covenant or condition in any agreement to which it is a party or by which it is bound, nor does any Event of Default exist under the Amended and Restated Loan Agreement, as modified, the Amended and Restated Term Promissory Note, the Third Amended and Restated Revolving Promissory Note or any of the other Loan Documents.

     I. Additional Assurances. Each Borrower agrees to execute, acknowledge and deliver to Bank such instruments, documents, and any other items in a form acceptable to

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Bank as Bank may reasonably require, in order to more fully carry out the transactions contemplated herein and maintain the representations and warranties herein true and correct.

     J. Representations, Warranties and Covenants. Except for any that may have been waived in writing by the Bank, all of the representations, warranties, covenants and agreements contained in the Amended and Restated Loan Agreement , as modified, are hereby remade as of the date hereof by the Borrowers and are incorporated herein by reference and shall continue in full force and effect.

     K. Consent of Parties. This Second Addendum shall not become effective unless and until each of the parties, as defined in the Amended and Restated Loan Agreement, as modified, has provided its written consent and approval to the Bank.

     L. Miscellaneous. It is further agreed as follows:

       L(1) Third-Party Beneficiary. Nothing in this Second Addendum, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective assigns, any rights or remedies under or by reason of this Second Addendum, and no third party shall have any right to compel or effect any advance, disbursement or other benefit described herein.

       L(2) Governing Law. This Second Addendum and all other documents issued and executed hereunder shall be deemed to be contracts made under the laws of the State of Oklahoma and shall be construed by and governed in accordance with the laws of the State of Oklahoma.

       L(3) Binding Effects. This Second Addendum will be binding on Borrowers, Borrowers’ successors and assigns, and will inure to the benefit of Banks and Bank’s respective successors and assigns.

       L(4) Other. In the event there is a direct conflict between the provisions of this Second Addendum and any of the Loan Documents, then the provisions of this Second Addendum shall control. Unless expressly amended herein, all terms and provisions of the Amended and Restated Loan Agreement, as modified, shall continue unaffected and unabated.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Addendum effective as of the day and year first above written.

BORROWERS:

PANHANDLE ROYALTY COMPANY, an Oklahoma corporation

	By:	/s/ HW Peace II Name: H W Peace, IIM Title: President and CEO

WOOD OIL COMPANY, an Oklahoma corporation and the surviving constituent corporation resulting from a merger with PHC, INC

	By:	/s/ HW Peace II Name: H W Peace, II Title: President and CEO

BANK:

BANCFIRST, an Oklahoma banking corporation

	By:	/s/ Ed Alexander Name: Ed Alexander Title: Senior Vice President

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